Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 ASR of our reports dated February 27, 2009, relating to the consolidated financial statements and financial statement schedules of Post Properties, Inc. and Post Apartment Homes, L.P., and the effectiveness of Post Properties, Inc. and Post Apartment Homes, L.P.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Post Properties, Inc. and Post Apartment Homes, L.P. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

December 18, 2009